UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2006

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Massachusetts	0-17089	04-2976299
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ten Post Office Square, Boston, Massachusetts     02109

(Address of Principal Executive Offices)         (Zip Code)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Boston Private Financial Holdings, Inc. entered into Change in Control Protection Agreements with Robert J. Whelan, effective October 23, 2006, and Kathryn A. Kearney, effective October 23, 2006 (the “Senior Management Agreements”) which are similar to change in control protection agreements entered into with Boston Private’s other senior management. The Senior Management Agreements provide for certain payments and other benefits upon the occurrence of a change in control and the individual’s termination by the Company without cause or by the individual for good reason at any time during the two years after a change in control. Upon the occurrence of such events as defined in the Senior Management Agreements, (i) the participants will receive a payment equal to 2.5 times his/her total base salary for the current year, plus the average bonus compensation for the three most recent taxable years preceding the change in control; (ii) outstanding unvested stock options and restricted stock awards shall become immediately exercisable or otherwise vested; and (iii) the participants will be eligible to receive a pro-rata bonus for the year in which the termination occurs. Notwithstanding the foregoing, the Company will not be required to make any payment under the Senior Management Agreements to the extent such payment would constitute a parachute payment.

Item 9.01. Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Change in Control Protection Agreement between Boston Private Financial Holdings, Inc. and Robert J. Whelan, effective as of October 23, 2006

10.2	Change in Control Protection Agreement between Boston Private Financial Holdings, Inc. and Kathryn A. Kearney, effective as of October 23, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Date: October 25, 2006

By: /s/ Walter M. Pressey

Walter M. Pressey

President